Registration No. 333-

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933



                         PE CORPORATION
     (Exact Name of Registrant as Specified in Its Charter)


               Delware                                       06-1534213
     (State or Other Jurisdiction of                     (I.R.S. Employer
     Incorporation or Organization)                     Identification Number)

                         761 MAIN AVENUE
                NORWALK, CONNECTICUT  06859-0001
  (Address of Principal Executive Offices, including Zip Code)



               PE CORPORATION/PE BIOSYSTEMS GROUP
                    1999 STOCK INCENTIVE PLAN
                    (Full Title of the Plan)


                        WILLIAM B. SAWCH
      Senior Vice President, General Counsel and Secretary
                         PE CORPORATION
                         761 Main Avenue
                 Norwalk, Connecticut 06859-0001
                         (203) 762-1000
   (Name, Address, and Telephone Number of Agent for Service)



                 CALCULATION OF REGISTRATION FEE

                                       Proposed  Proposed
                                       Maximum   Maximum
                              Amount  Offering   Aggregate   Amount of
  Title of Securities        to be    Price Per  Offering    Registration
   to be Registered        Registered Share (1)  Price (1)      Fee

  PE Corporation - PE      2,400,000  $118.6563  $284,775,120  $79,168
  Biosystems Group Common
  Stock, par value $.01
  per share (2)

1. Pursuant to Rule 457(h)(1) and Rule 457(c), the proposed maximum offering price per share and the registration fee are based upon the reported average of the high and low prices for the PE Corporation - PE Biosystems Group Common Stock (the "Common Stock") on the New York Stock Exchange on July 8, 1999. The maximum offering price per share is estimated solely for purposes of calculating the registration fee.
2. This Registration Statement also pertains to rights to purchase Series A Participating Junior Preferred Stock, par value $.01 per share, of the Registrant (the "Rights"). Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for Common Stock, and will be transferred along with and only with such securities. Thereafter, separate Rights certificates will be issued representing one Right for each share of Common Stock held, subject to adjustment pursuant to anti-dilution provisions.




                             PART I

      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.   Plan Information.


Item 2.   Registrant Information and Employee Plan Annual
Information.


                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

     The following documents filed by PE Corporation (the
"Company") and The Perkin-Elmer Corporation ("Perkin-Elmer") with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

          (1) Perkin-Elmer's Annual Report on Form 10-K for the fiscal year ended June 30, 1998.

          (2) Perkin-Elmer's Quarterly Reports on Form 10-Q for the quarters ended September 30 and December 31, 1998 and March
31, 1999.

          (3)  Perkin-Elmer's Current Reports on Form 8-K filed
July 10 and September 24, 1998 and March 16, 1999 and the Company's Current Report on Form 8-K filed June 14, 1999.

          (4) The descriptions of the Company's Common Stock and Rights contained in the Company's Registration Statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), including any amendment or report filed for the purpose of updating such descriptions.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.   Description of Securities.

          Not applicable.


Item 5.   Interests of Named Experts and Counsel.

     Legal matters in connection with the shares of Common Stock subject to issuance pursuant to the PE Corporation/PE Biosystems Group 1999 Stock Incentive Plan have been passed upon by Thomas
P. Livingston, Esq., Assistant Secretary of the Company. Mr. Livingston owns Common Stock of the Company and options to purchase Common Stock of the Company with an aggregate value in excess of $50,000.


Item 6.   Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits the Company's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action (except settlements or judgments in derivative suits), suit, or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee, or agent of the Company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     The Company's certificate of incorporation and by-laws provide for indemnification of its directors and officers to the fullest extent permitted by law.

     As permitted by Sections 102 and 145 of the DGCL, the Company's certificate of incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the DGCL, for liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for any transaction from which the director derived an improper personal benefit.

     The directors and officers of the Company are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act which might be incurred by them in such capabilities and against which they cannot be indemnified by the Company.


Item 7.   Exemption from Registration Claimed.

          Not applicable.


Item 8.   Exhibits.

     Exhibit 4      -    Rights Agreement between PE
                         Corporation and BankBoston, N.A.
                         (incorporated by reference to Exhibit
                         4.1 to the Company's Registration
                         Statement on Form S-4 (No. 333-67797)).

      Exhibit 5     -    Opinion of Thomas P.
                         Livingston, Esq. (including Consent).

     Exhibit 23(1)  -    Consent of
                         PricewaterhouseCoopers LLP.

     Exhibit 23(2)  -    Consent of Thomas P. Livingston,
                         Esq. (included in
                         Exhibit 5).

     Exhibit 24     -    Power of Attorney (contained
                         on the signature pages hereof).


Item 9.   Undertakings.

     (a)  The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section
     10(a)(3) of the Securities Act of 1933 (the "1933 Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on July 9, 1999.

                              PE CORPORATION



                              By:  /s/ William B. Sawch
                                    William B. Sawch
                                    Senior Vice President, General
                                    Counsel and Secretary


                        POWER OF ATTORNEY


     We, the undersigned directors and officers of the Company, do hereby constitute and appoint Dennis L. Winger and William B. Sawch, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



   /s/ Tony L. White                Chairman of the Board,        July 9, 1999
Tony L. White                       President and Chief
                                    Executive Officer
                                   (Principal Executive Officer)



   /s/ Dennis L. Winger             Senior Vice President and     July 9, 1999
Dennis L. Winger                    Chief Financial Officer
                                   (Principal Financial Officer)


   /s/ Ugo D. DeBlasi               Corporate Controller          July 9, 1999
Ugo D. DeBlasi                     (Principal Accounting
                                    Officer)


   /s/ Joseph F. Abely, Jr.         Director                      July 9, 1999
Joseph F. Abely, Jr.


   /s/ Richard H. Ayers             Director                      July 9, 1999
Richard H. Ayers


   /s/ Jean-Luc Belingard           Director                      July 9, 1999
Jean-Luc Belingard


   /s/ Robert H. Hayes              Director                      July 9, 1999
Robert H. Hayes


   /s/ Arnold J. Levine             Director                      July 9, 1999
Arnold J. Levine


   /s/ Theodore E. Martin           Director                      July 9, 1999
Theodore E. Martin


   /s/ Georges C. St. Laurent, Jr.  Director                      July 9, 1999
Georges C. St. Laurent, Jr.


   /s/ Carolyn W. Slayman           Director                      July 9, 1999
Carolyn W. Slayman


   /s/ Orin R. Smith                Director                      July 9, 1999
Orin R. Smith




                        EXHIBIT INDEX


Exhibit No.                           Exhibit

      5               Opinion of Thomas P. Livingston, Esq.

    23(1)             Consent of PricewaterhouseCoopers LLP